Exhibit 99.1

For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces Increase to Share Repurchase Program
Mt. Pleasant, Michigan, December 23, 2019 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation approved a resolution to increase its share repurchase program by an additional 250,000 shares, raising the current authorization available under the program to 268,146 shares. The Corporation has repurchased to date 1,824,428 shares under the existing authorization.
The authorization does not have an expiration date. Stock repurchases under the program may be made from time to time as the Corporation deems appropriate, based on factors such as share price, market conditions, share availability, purchase needs under the Corporation's employee stock purchase and dividend reinvestment plan, and other relevant factors. There can be no assurance as to the number of shares the Corporation will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Corporation at any time without prior notice.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces” for five years.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.